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           [LETTERHEAD OF FULTON FINANCIAL CORPORATION APPEARS HERE]



FOR IMMEDIATE RELEASE                          contact:  John M. DiRico
Full Text available on PR NEWSWIRE             phone:    717-291-2640


                                               March 18, 1997


          Fulton Financial Corp. to acquire The Peoples Bank of Elkton

     LANCASTER, Pa.-Fulton Financial Corp. (Nasdaq: FULT) of Lancaster, Pa., and The Peoples Bank of Elkton of Elkton, Maryland, signed a definitive agreement today (Mar.18) for the Maryland bank to be acquired in an approximately $21 million stock transaction.

     Under the agreement, announced jointly by Fulton Financial president and chief executive officer Rufus A. Fulton, Jr. and Peoples Bank of Elkton chairman of the board David K. Williams, Sr., Peoples Bank of Elkton, with assets of $92 million and two branches in Elkton, Maryland will become Fulton Financial's eleventh banking affiliate.

     Peoples Bank of Elkton will retain its name and autonomy.

     Each share of Peoples Bank of Elkton common stock outstanding at the time of the acquisition will be exchanged for 3.78 shares of Fulton Financial common stock which, based on yesterday's closing Fulton Financial stock bid price, will equal a per share dollar value of $90.72.

                                     (MORE)
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FULTON MERGER                                                           2-2-2



     Peoples Bank of Elkton has 230,596 shares of common stock outstanding.

     In relation to Fulton Financial's closing bid price of $24.00, the acquisition price is approximately 2.08 times Peoples Bank of Elkton December 31, 1996 book value of $43.63 per share and 17.4 times its 1996 earnings of $5.22 per share.

     The acquisition, Fulton Financial's second in Maryland, is subject to approval by bank regulatory authorities and Peoples Bank of Elkton shareholders and is expected to close during the third or fourth quarter of 1997.

     "Peoples Bank of Elkton is a solid performing bank with a strong community presence. This acquisition continues Fulton Financial's well-established philosophy of moving into high-growth areas and buying high-performance banks with good asset quality," said Fulton.

     Fulton said the acquisition is not expected to dilute Fulton Financial's earnings per share.

     "We're excited about our affiliation with Fulton Financial because it allows The Peoples Bank of Elkton to keep its autonomy and remain a strong banking leader in our local market," said Williams. "yet at the same time, with Fulton Financial behind us, we'll now be able to offer to our customers the products, services and lending capabilities of a large regional bank."

     Once the acquisition is completed, Fulton Financial will have assets of approximately $4.1 billion and operate 119 banking offices in Pennsylvania, Delaware, Maryland and New Jersey through eleven affiliates.




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